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                                                                       Exhibit 5

                              Hunton & Williams
                         Riverfront Plaza, East Tower
                             951 East Byrd Street
                           Richmond, Virginia 23219


                                October 7, 1997

Dana Corporation
P.O. Box 1000
Toledo, Ohio 43697

Gentlemen:

     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 (the "Registration Statement") relating to 1,355,000 shares of Common Stock, $1 par value, and related Preferred Share Purchase Rights (the "Shares") of Dana Corporation, a Virginia corporation (the "Company"), 1,300,000 of which will be issued pursuant to the Dana Corporation 1997 Stock Option Plan (of which 350,000 may be issued, in the alternative, pursuant to the Dana Corporation Additional Compensation Plan at the discretion of the Compensation Committee of the Board of Directors) and 55,000 of which will be issued pursuant to the Dana Corporation Director Deferred Fee Plan, and to the reference to us under "Legal Matters" in the Registration Statement.

     We have examined such certificates of the Company's officers and such evidence of corporate action as we consider relevant as the basis for this opinion, and are of the opinion that the issuance of the Shares has been duly and validly authorized by the Board of Directors of the Company, no other corporate action being necessary, and that when the Shares are issued as described in the Registration Statement, they will be legally issued, fully paid and nonassessable and no individual or personal liability for the obligations of the Company will attach to the ownership of the Shares.

                                        Very truly yours,

                                        HUNTON & WILLIAMS


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